THERMOGENESIS CORP.
EXECUTIVE EMPLOYMENT AGREEMENT

THERMOGENESIS CORP. (“Employer”) and J. Melville Engle (“Executive”), agree as follows:

1. Employment. Employer employs Executive and Executive accepts employment with Employer on the terms and conditions set forth in this Employment Agreement (“Agreement”).

2. Position; Scope of Employment. Executive shall have the position of Chief Executive Officer of the Employer. Executive agrees to perform such services customary to such position or offices and as shall be assigned to him by the Employer’s Board of Directors. Executive shall report directly to the Employer’s Board of Directors.

2.1. Entire Time and Effort. Executive shall devote Executive’s full working time, attention, abilities, skill, labor and efforts to the performance of his employment. Executive shall not, directly or indirectly, alone or as a member of a partnership or other organizational entity, or as an officer of any corporation (other than any which are owned by or affiliated with Employer) (i) be substantially engaged in or concerned with any other commercial duties or pursuits, (ii) engage in any other business activity that will interfere with the performance of Executive’s duties under this Agreement, except with the prior written consent of Employer, or (iii) join the board of directors of any other corporation; provided, however, that Executive may join the board of directors of no more than one unaffiliated corporation so long as such corporation is not directly competitive to the current or future operations of Employer.

2.2. Rules and Regulations. Executive agrees to observe and comply with Employer’s rules and regulations (including Employer’s code of ethics and insider trading policy) as provided by Employer and as may be amended from time to time by Employer and will carry out and perform faithfully such orders, directions and policies of Employer. To the extent any provision of this Agreement is contrary to an Employer rule or regulation, as such may be amended from time to time, the terms of this Agreement shall control.

2.3. Limitations Upon Authority to Bind Employer. In his capacity as Chief Executive Officer, Executive shall not engage in any of the following actions on behalf of Employer without the prior approval of Employer: (i) borrow or obtain credit in any amount or execute any guaranty, except for items purchased from vendors in the ordinary course of Employer’s operations; (ii) expend funds for capital equipment in excess of expenditures expressly budgeted by Employer, if applicable, or in the event not budgeted, not to exceed the amounts set forth in subparagraph (iii); (iii) sell or transfer capital assets exceeding Two Hundred Thousand Dollars ($200,000) in market value in any single transaction or exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate during any one fiscal year; (iv) execute any lease for real property; or (v) exercise any authority or control over the management of any employee welfare or pension benefit plan maintained by Employer or over the disposition of the assets of any such plan.

3. Term. The term of this Agreement shall be for a period of three (3) years which shall commence on April 16, 2009 and end on April 15, 2012 (subject to adjustment to an earlier start date and termination date by mutual agreement); unless terminated earlier as provided in Section 5 below. This Agreement shall be renewable by mutual written agreement.

4. Compensation. Employer shall pay to or provide compensation to Executive as set forth in this Section 4. All compensation of every description shall be subject to the customary withholding tax and other employment taxes as required with respect to compensation paid to an employee.

4.1. Base Salary. Employer shall pay Executive a base salary of Three Hundred Fifty Thousand Dollars ($350,000) per year commencing on April 14, 2009 (“Base Salary”). Executive’s Base Salary shall be payable in accordance with Employer’s regular pay schedule, but not less frequently than twice per month.

4.2. Review. Executive’s Base Salary and duties shall be reviewed by the Compensation Committee of the Board of Directors at least annually. During the review, duties will be outlined and compensation may be adjusted up or down accordingly, at the discretion of the Compensation Committee. On the date of Employer’s annual meeting of stockholders and on each subsequent annual meeting of stockholders during the term of this Agreement, or at such other time as the Governance and Nominating Committee may establish in its discretion, the Governance and Nominating Committee shall review the previous year’s performance of Executive.

4.3. Cash/Stock Bonuses. In addition to the Base Salary provided for in sections 4.1 and 4.2, Executive is eligible to receive cash bonus of up to 35% of Base Salary, based on performance weighted bonus objectives, and partially based on discretion. In addition to cash bonus, bonuses may include stock options and restricted stock awards. The Executive will have the initial objective of developing and implementing a bonus/incentive program for all senior staff and employees that are tied to the Executive’s objectives and the Company’s goals for each fiscal year such that if senior staff does not achieve bonus, the Executive will not achieve bonus. The bonus/incentive program shall be discussed and approved by the Compensation Committee and by the Board of Directors prior to June 30, 2009. .

4.4. Stock Option Grants/Stock Grants. In addition to Base Salary provided for in Sections 4.1 and 4.2, Executive is eligible to receive an award of stock options as may be determined from time to time by Employer’s Compensation Committee which consists of disinterested directors who administer Employer’s Equity Incentive Plans. At the inception of this Agreement, and subject to Plan requirements, Employee shall be granted an initial four (4) year option to acquire 700,000 shares of the Employer’s common stock, with three (3) year vesting. The Board of Directors will revisit option and equity awards annually as part of Incentive Plans and performance.

4.5. Vacation and Sick Leave Benefits. Executive shall be entitled to accrue four (4) weeks of paid vacation annually. While Employer encourages Executive to take vacation, if he does not use all vacation accrued in each calendar year, Executive may carry it over from year to year; provided, however, that the maximum accrual of Executive’s vacation shall be capped at one and one-half (1 & 1/2) times the annual accrual rate. Once the cap is reached, Executive shall no longer accrue vacation until such time as he uses accrued vacation and his accrued and unused vacation days fall below the cap, at which time he will again begin to accrue vacation at the appropriate accrual rate. Any vacation benefit granted or paid to Executive is based solely on his Base Salary. Executive shall be entitled to sick leave in accordance with Employer’s sick leave policy, as amended from time to time.

4.6. Other Fringe Benefits. Executive shall participate in all of Employer’s fringe benefit programs in substantially the same manner and to substantially the same extent as other similar employees of Employer, excluding only those benefits expressly modified by the terms hereof.

4.7. Expenses. Executive shall be reimbursed for his reasonable business expenses, subject to the presentation of evidence that such expenses are made in accordance with established policies adopted by Employer from time to time. Executive shall be paid a $15,000 annual car allowance, payable bi-weekly in accordance with the Employer’s payroll schedule..

4.8. Compensation From Other Sources. Any proceeds that Executive shall receive by virtue of qualifying for disability insurance, disability benefits, or health or accident insurance shall belong to Executive. Executive shall not be paid Base Salary in any period in which he receives benefits as determined and paid under Employer’s long-term disability policy. Benefits paid to Executive under Employer’s short-term disability policy shall reduce, by the same amount, Base Salary payable to Executive for such period.

5. Early Termination. Executive’s employment with Employer may be terminated prior to the expiration of the term of this Agreement, upon any of the following events: (i) the mutual agreement of Employer and Executive in writing; (ii) the disability of Executive due to physical or mental illness, which shall, for the purposes of this Agreement, mean Executive’s inability, for a period exceeding three (3) months, to substantially perform his duties on a full time basis; (iii) Executive’s death; (iv) notice of termination by Employer for “cause” (as defined in Section 5.1); (v) Employer’s cessation of business; (vi) written notice of termination by Employer without cause, subject to the provisions for compensation upon early termination in Section 5.3(b); (vii) upon a Change in Control (as defined below) of Employer (as defined in and under the circumstances described in Section 5.3(d)).

5.1. Definition of Cause. For purposes of this Agreement, “Cause” is defined as: (i) willful or habitual breach of Executive’s duties; (ii) fraud, dishonesty, deliberate injury or intentional material misrepresentation by Executive to Employer or any others; (iii) embezzlement, theft or conversion by Executive; (iv) unauthorized disclosure or other use of Employer’s trade secrets, customer lists or confidential information; (v) habitual misuse of alcohol or any non-prescribed drug or intoxicant; (vi) willful misconduct that causes material harm to Employer, (vii) willful violation of any other standards of conduct as set forth in Employer’s employee manual and policies, (viii) conviction of or plea of guilty or nolo contendere to a felony or misdemeanor involving moral turpitude, (ix) continuing failure to communicate and fully disclose material information to the Board of Directors, the failure of which would adversely impact the Company or may result in a violation of state or federal law, including securities laws, or (x) debarment by any federal agency that would limit or prohibit Executive from serving in his capacity for Employer under this Agreement.

5.2. Damages. If Employer terminates Executive for cause, Employer shall be entitled to damages and all other remedies to which Employer may otherwise be entitled.

5.3. Compensation Upon Early Termination.

(a)	If Executive resigns during the term of this Agreement (without mutual consent of Employer), or if this Agreement is terminated by Employer for cause, Executive shall be entitled only to all accrued but unpaid Base Salary and vacation pay accrued through the date of delivery of the notice of termination. Employer shall make this payment to Executive on the effective date of his termination of employment. All non-vested options and restricted stock shall be deemed canceled as of that date.

1)	If Executive is involuntarily terminated without cause, (as “cause” is defined in Section 5.1 above), in addition to the accrued and unpaid Base Salary and accrued and unused vacation due as of the date of termination, Employer will also pay to Executive as liquidated damages and in lieu of any and all other claims which Executive may have against Employer, the sum equal to nine (9) months of Base Salary, payable bi-weekly in accordance with the Company’s payroll dates.

Employer’s payment pursuant to this subparagraph shall fully and completely discharge any and all obligations of Employer to Executive arising out of or related to: (i) Executive’s employment with, and/or separation from employment with Employer; and (ii) this Agreement. The payment(s) made hereunder shall constitute liquidated damages in lieu of any and all claims which Executive may have against Employer or any of its officers, directors, employees, or other agents, except for any obligations under the workers’ compensation laws including Employer’s liability provisions.

Initials: Executive /s/ JME Employer /s/ MTP

(c)	If Executive’s employment is terminated as a result of death or total disability, Executive shall be entitled to accrued and unpaid Base Salary and accrued and unused vacation due as of the date of termination. The date of termination shall be deemed the date of death or, in the event of disability, the date Executive qualified for total disability payments under Employer’s long-term disability plan.

(d)	If Executive’s employment is terminated as a result of a Change in Control of Employer, Executive shall be entitled to a lump-sum payment equal to eighteen months of Executive’s Base Salary at the time. A “Change in Control” shall mean an event involving one transaction or a related series of transactions in which one of the following occurs: (i) Employer issues securities equal to 33% or more of Employer’s issued and outstanding voting securities, determined as a single class, to any individual, firm, partnership or other entity, including a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934; (ii) Employer issues securities equal to 33% or more of the issued and outstanding common stock of Employer in connection with a merger, consolidation or other business combination; (iii) Employer is acquired in a merger or other business combination transaction in which Employer is not the surviving company; or (iv) all or substantially all of Employer’s assets are sold or transferred to a third party.

(e)	Except as expressly provided otherwise above, all compensation described in this Section 5.3 shall be due and payable in installments at least twice monthly or at the time of the delivery of notice of termination, at Employer’s sole discretion and election.

6. Proprietary Information; Confidentiality.

6.1. Confidential Information. Executive during the course of his duties will be handling financial, accounting, statistical, marketing and personnel information of Employer and/or its customers or other third-parties. All such information is confidential and shall not be disclosed, directly or indirectly, or used by Executive in any way, either during the term of this Agreement or at any time thereafter except as required in the course of Executive’s employment with Employer. Executive agrees not to disclose to any others, or take or use for Executive’s own purposes or purposes of any others, during the term of this Agreement, any of Employer’s Confidential Information (as defined below). Executive agrees that these restrictions shall also apply to (1) Confidential Information belonging to third parties in Employer’s possession, and (2) Confidential Information conceived, originated, discovered or developed by Executive during the term of this Agreement. “Confidential Information” means any Employer proprietary information, trade secrets or know-how (of any kind, type or nature, whether written, stored on magnetic or other media, or oral), including, but not limited to, research, plans, services, customer lists, Employer’s computer programs or computer software, marketing, finances or other business information that has been compiled, prepared, devised, developed, designed, discovered, or otherwise learned by Executive during the course of his employment and/or disclosed to Executive by Employer, either directly or indirectly, in writing, orally, or by observation of any business conduct. Confidential Information does not include any of the foregoing items that has become publicly known and made generally available through no wrongful act of Executive. Executive further agrees not to use improperly or disclose or bring onto the premises of Employer any trade secrets of another person or entity during the term of this Agreement.

6.2. Return of Property. Executive agrees that upon termination of employment with Employer, Executive will deliver to Employer all devices, records, data, disks, computer files, notes, reports, proposals, lists, correspondence, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Executive pursuant to employment with Employer or otherwise belonging to Employer, its successors or assigns.

6.3. Employment Information. Executive represents and warrants to Employer that information provided by Executive in connection with his employment and any supplemental information provided to Employer is complete, true and materially correct in all respects. Executive has not omitted any information that is or may reasonably be considered necessary or useful to evaluate the information provided by Executive to Employer. Executive shall immediately notify Employer in writing of any change in the accuracy or completeness of all such information

6.4. Other Agreements. Executive represents that the performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Executive in confidence or in trust prior to employment with Employer. Executive has not and shall not: (i) disclose or use in the course of his employment with Employer, any proprietary or trade-secret information belonging to another; or (ii) enter into any oral or written agreement in conflict with this Agreement.

7. Duty of Loyalty; Fiduciary Duty; Covenant Not to Unfairly Compete.

7.1 Obligations During Employment. During the term of this Agreement, Executive has a duty of loyalty and a fiduciary duty to Employer. Executive shall not, directly or indirectly, whether as a partner, employee, creditor, stockholder, or otherwise, promote, participate, or engage in any activity or other business which is directly competitive to the current operations of Employer or the currently contemplated future operations of Employer. The obligation of Executive not to compete with Employer shall not prohibit Executive from owning or purchasing any corporate securities that are regularly traded on a recognized stock exchange or on over-the-counter market.

7.2 Obligations Post-Employment. To the fullest extent permitted by law, upon the termination of Executive’s employment with Employer for any reason, Executive shall not use any of Employer’s confidential proprietary or trade secrets information to directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or any other individual or representative capacity, engage or participate in any business, wherever located, that is in direct competition with the business of Employer.

8. Inventions; Ownership Rights. Executive agrees that all ideas, techniques, inventions, systems, formulas, discoveries, technical information, programs, know-how, prototypes and similar developments (“Developments”) developed, created, discovered, made, written or obtained by Executive in the course of or as a result, directly or indirectly, of performance of his duties hereunder, and all related industrial property, copyrights, patent rights, trade secrets, moral rights and other forms of protection thereof, shall be and remain the property of Employer. Executive agrees to execute or cause to be executed such assignments and applications, registrations and other documents and to take such other action as may be requested by Employer to enable Employer to protect its rights to any such Developments. If Employer requires Executive’s assistance under this Section 8 after termination of this Agreement, Executive shall be compensated for his time actually spent in providing such assistance at an hourly rate equivalent to the prevailing rate for such services and as agreed upon by the parties.

9. Non-Solicitation; Post-Termination Cooperation.

9.1 Customers. During the term of this Agreement, Executive has a duty of loyalty and a fiduciary duty to Employer. While employed by Employer, Executive shall not divert or attempt to divert (by solicitation or other means), whether directly or indirectly, Employer’s customers for the purpose of inducing or encouraging them to sever their relationship with Employer or to solicit them in connection with any product or service competing with those products and services offered and sold by Employer. Also, to the fullest extent permissible under applicable law, following termination of Executive’s employment with Employer for any reason, Executive agrees not use any of Employer’s confidential proprietary or trade secrets information to directly or indirectly divert or attempt to divert (by solicitation or other means) Employer’s customers for the purpose of inducing or encouraging them to sever their relationship with Employer or to solicit them in connection with any product or service competing with those products and services offered and sold by Employer.

9.2 Employees. To the fullest extent permissible under applicable law, Executive agrees that both during the term of this Agreement and for a period of one (1) year following termination of this Agreement, Executive shall not take any action to induce employees or independent contractors of Employer to sever their relationship with Employer and accept an employment or an independent contractor relationship with any other business. However, this obligation will not affect any responsibility Executive may have as an employee of Employer with respect to the bona fide hiring and firing of Employer personnel.

9.3 Post-Termination Cooperation. For a period of one (1) month following any termination of this Agreement, Executive will make himself available and assist Employer, as reasonably requested, with respect to prior services, transition of duties, and intellectual property filings and protection.

10. Arbitration; Remedies. Executive and Employer agree that any dispute between the parties (including any affiliate, successor, predecessor, contractors, employees, and agents of Employer) that may arise from Executive’s employment with Employer or termination of Executive’s employment with Employer, and/or regarding the rights or obligations of the parties under this Agreement, will be submitted to binding arbitration. The arbitration requirement applies to all statutory, contractual, and/or common law claims arising from the employment relationship including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Equal Pay act of 1963; the California Fair Employment and Housing Act; the California Labor Code; the Fair Labor Standards Act, the American With Disabilities Act, and other applicable federal and state employment laws. Both Employer and Employee shall be precluded from bringing or raising in court or another forum any dispute that was or could have been submitted to binding arbitration. This arbitration requirement does not apply to claims for workers’ compensation benefits, claims arising under ERISA, or claims for any provisional or injunctive relief remedies as set forth in the California Code of Civil Procedure (or any statute or law of similar effect concerning provisional or injunctive relief remedies in any other applicable jurisdiction). In fact, the parties agree that, in the event of a breach or threatened breach of Sections 6-9 of this Agreement by Executive, monetary damages alone would not be an adequate remedy to Employer for the injury that would result from such breach, and that Employer shall be entitled to apply to any court of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of such provisions of this Agreement. Executive further agrees that any such injunctive relief obtained by Employer shall be in addition to monetary damages.

Binding arbitration under this Agreement shall be conducted in Sacramento County, California in accordance with the California Arbitration Act, Code of Civil Procedure sections 1280, et. seq. The arbitration shall be conducted before a neutral arbitrator selected by both parties and shall otherwise be conducted in accordance with the American Arbitration Association’s “National Rules for the Resolution of Employment Disputes.” Where required by law, Employer shall pay all additional costs peculiar to the arbitration to the extent such costs would not otherwise be incurred in a court proceeding. Each party shall pay their own attorney’s fees and costs. The parties will be permitted to conduct discovery as provided by the California Code of Civil Procedure. The arbitrator shall, within thirty (30) days after the conclusion of the arbitration, issue a written award setting forth the factual and legal bases for his or her decision and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

NOTE: THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP.

11. Actions Contrary to Law; Blue Pencil. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law, and whenever there is any conflict between any provision of this Agreement and any statute, law, ordinance, or regulation, contrary to which the parties have no legal right to contract, then the latter shall prevail; but in such event, the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements. The parties hereby acknowledge that the restrictions set forth in Sections 6-9 have been specifically negotiated and agreed to by the parties hereto and if the scope or enforceability of any such section is in any way disputed at any time, and should a court find that such restrictions are overly broad, the court may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances.

12. Internal Revenue Code.

12.1 Section 280G. Notwithstanding any other provision of this Agreement to the contrary, if the right to receive or benefit from any payments under this Agreement, including Section 5.3(d), either alone or together with other payments that Executive has a right to receive from Employer, would constitute a “parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), all such payments will be reduced to the largest amount that will result in no portion being subject to the excise tax imposed by Section 4999 of the Code.

12.2 Section 162(m). Notwithstanding any provision of this Agreement to the contrary, if Employer determines that compliance with Section 162(m) of the Code is required or desired, all payments made under this Agreement to Executive will comply with the requirements of Section 162(m) of the Code.

13. Miscellaneous.

13.1. Notices. All notices and demands of every kind shall be personally delivered or sent by first class mail to the parties at the addresses appearing below or at such other addresses as either party may designate in writing, delivered or mailed in accordance with the terms of this Agreement. Any such notice or demand shall be effective immediately upon personal delivery or three (3) days after deposit in the United States mail, as the case may be.

EMPLOYER: ThermoGenesis Corp.

2711 Citrus Road

Rancho Cordova, California 95742

EXECUTIVE:

[Omitted]

13.2. Attorneys’ Fees; Prejudgment Interest. If the services of an attorney are required by any party to secure the performance hereof or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, to the extent permitted by law, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and other expenses, in addition to any other relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

13.3. Choice of Law, Jurisdiction, Venue. This Agreement is drafted to be effective in the State of California, and shall be construed in accordance with California law. The exclusive jurisdiction and venue of any legal action by either party under this Agreement shall be the County of Sacramento, California.

13.4. Amendment, Waiver. No amendment or variation of the terms of this Agreement shall be valid unless made in writing and signed by Executive and Employer. A waiver of any term or condition of this Agreement shall not be construed as a general waiver by Employer. Failure of either Employer or Executive to enforce any provision or provisions of this Agreement shall not waive any enforcement of any continuing breach of the same provision or provisions or any breach of any provision or provisions of this Agreement.

13.5. Assignment; Succession. It is hereby agreed that Executive’s rights and obligations under this Agreement are personal and not assignable. This Agreement contains the entire agreement and understanding between the parties to it and shall be binding on and inure to the benefit of the heirs, personal representatives, successors and assigns of the parties hereto.

13.6. Independent Covenants. All provisions herein concerning unfair competition and confidentiality shall be deemed independent covenants and shall be enforceable without regard to any breach by Employer unless such breach by Employer is willful and egregious.

13.7. Entire Agreement. This document constitutes the entire agreement between the parties, all oral agreements being merged herein, and supersedes all prior representations. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein.

13.8. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

13.9. Captions. All captions of sections and paragraphs in this Agreement are for reference only and shall not be considered in construing this Agreement.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH AFFECTS YOUR LEGAL RIGHTS AND MAY BE ENFORCED BY THE PARTIES.

Date: 4/10/2009	EMPLOYER:
THERMOGENESIS CORP.
By: /s/ Matthew T. Plavan

Title: Chief Financial Officer

By: /s/ W. Myers, MD

Title: Chairman, Compensation Committee

Date: 4/10/2009	EMPLOYEE:
By: /s/ J. Melville Engle